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                                                                    EXHIBIT 23.6

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
SFI Corp. and Hano Document Printers, Inc.:

    We consent to the incorporation by reference in the Registration Statements on Form S-8 (333-01574, 333-12789, and 333-24581); Form S-3 (333-10383 and
333-14025); Form S-4 (333-13133); and Post Effective Amendment No. 1 to Form S-4 on Form S-8 (333-36463) and inclusion in this Current Report on Form 8-K of U.S. Office Products Company of our report dated August 28, 1996, with respect to the combined balance sheet of SFI Corp. and Hano Document Printers, Inc. as of December 31, 1994 and the related combined statements of income, stockholders' equity and cash flows for each of the years in the two-year period then ended.

KPMG PEAT MARWICK LLP
Norfolk, Virginia
March 9, 1998